FOR IMMEDIATE RELEASE

Financial Contact:                                       Media Contact:
SGI                                                      SGI
Scott Jeffries, Director, Investor Relations             PR Hotline
650.933.2620                                             650.933.7777

MIPS Technologies
Casey Eichler, CFO
650.567.5037


           SGI AND MIPS TECHNOLOGIES ANNOUNCE SPIN-OFF OF MIPS SHARES

MOUNTAIN VIEW, Calif. (May 17, 2000)--SGI (NYSE: SGI) and its subsidiary MIPS Technologies, Inc. (NASDAQ: MIPS) today announced a plan for SGI to spin off to its shareholders its approximately 65% interest in MIPS Technologies, Inc. The spinoff will be in the form of a dividend with a record date of June 6, 2000, with the distribution expected to occur on June 20, 2000. This distribution is consistent with SGI's intention, which was stated in 1999, to divest all of its shares of MIPS Technologies, Inc.

Under the spin-off, SGI will distribute to its shareholders as a dividend all of its 25,069,759 shares of Class B Common Stock of MIPS. Based on SGI's outstanding shares at March 31, 2000, each share of SGI stock would receive
0.135 of a Class B MIPS share. The actual distribution ratio will be determined based upon the number of shares outstanding as of the record date for the dividend. The Class B MIPS shares will be listed on NASDAQ separately from the Class A MIPS shares that are currently traded on NASDAQ. The Class A and Class B shares have substantially identical rights except that the Class B shares are entitled to elect 80% of MIPS Technologies' board of directors.

SGI believes, based on an opinion of counsel, that the distribution should be tax-free for U.S. federal income tax purposes to SGI and its shareholders.

"We are delighted to deliver value to SGI's shareholders through this action," said Robert R. Bishop, chairman and chief executive officer, SGI. "We established MIPS Technologies as an independent, publicly held entity in 1998 in order to build on its leadership position in the market for embedded microprocessors and related intellectual property for digital consumer products. The spin-off will give SGI shareholders the ability to participate directly in MIPS Technologies' future growth."


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"MIPS Technologies and its shareholders should gain significant benefits from the completion of the SGI divestiture," said John Bourgoin, chairman and CEO of MIPS Technologies. "The nearly tripling of shares available for trading should make it possible for investors seeking larger positions to reach their objectives without excessive impact on stock prices. MIPS Technologies will have increased flexibility in its strategic alternatives."

In connection with the spin-off, SGI expects to take a noncash charge in the quarter ending June 30, 2000 reflecting a substantial portion of the approximately $485 million in deferred tax assets that the company had recorded as of March 31, 2000. The charge reflects a reduction in the carrying value of deferred tax assets, including net operating loss carryforwards, tax credits and assets related to timing differences. These assets would have been used to offset tax consequences had the divestiture created a tax liability. SGI has determined that a writedown is appropriate since the spin-off should be tax-free. The writedown in carrying value will not, however, affect SGI's ability to use these assets in the future as it generates taxable income. The final determination of the writedown will be made after the completion of the fiscal year on June 30, 2000.

About SGI
SGI provides a broad range of high-performance computing and advanced graphics solutions that enable customers to understand and conquer their toughest computing problems. Headquartered in Mountain View, Calif., with offices worldwide, the company is located on the Web at www.sgi.com.


About MIPS Technologies, Inc.
MIPS Technologies, Inc. is one of the world's primary architects of embedded 32- and 64-bit RISC processors. The company drives the broadest architectural alliance that is delivering 32- and 64-bit embedded RISC solutions. The company licenses its intellectual property to semiconductor companies, ASIC developers, and system OEMs. MIPS Technologies, Inc. and its licensees offer the widest range of robust, scalable processors in standard, custom, semi-custom and application-specific products.

Licensees currently include Alchemy Semiconductor, Inc.; ATI Technologies, Inc.; Broadcom Corporation; Centillium Communications, Inc.; Chartered Semiconductor Manufacturing; CommQuest (IBM); ESS Technology, Inc.; Excess Bandwidth; General Instrument Corporation; Integrated Device Technology, Inc.
(IDT); Lara Networks, Inc.; LSI Logic Corporation; Macronix; Metalink Ltd.; NEC Corporation; NKK Corporation; Philips Semiconductors; Quantum Effect Devices, Inc. (QED); QuickLogic Corporation, Sandcraft, Inc.; SiByte, Inc.; Sony Corporation; Synova; Texas Instruments Inc.; Toshiba Corporation; and Taiwan Semiconductor Manufacturing Company (TSMC). Numerous companies utilize
MIPS(R)


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technology-based intellectual property. MIPS Technologies, Inc. is based in Mountain View, California, and can be reached at (650)567-5000 or www.mips.com.


This press release may contain forward-looking statements regarding future events or the future financial performance of MIPS Technologies, Inc. Actual events or results may differ materially. Many important factors could cause the actual results to differ materially from those contained in such forward-looking statements, including but not limited to the risks that products will fail to achieve market acceptance, the timing of customer orders, delays in the design process, the length of MIPS Technologies' sales cycle, MIPS Technologies' ability to develop, introduce and market new products and product enhancements, the timing of new product announcements and introductions by MIPS Technologies and its licensees and their competitors, the demand for semiconductors and end-user products that incorporate semiconductors and other risks. With respect to MIPS Technologies, Inc. we refer you to the documents that it files from time to time with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended June 30, 1999 and Form 10-Q for the quarters ended September 30, 1999, December 31, 1999, and March 31, 2000.

                                     -ends-

Silicon Graphics is a registered trademark, and SGI and the SGI logo are trademarks, of Silicon Graphics, Inc. MIPS is a registered trademark of MIPS Technologies, Inc., used under license by Silicon Graphics, Inc.